Exhibit 23.1 Consent of Independent Registered Public Accounting Firm
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Li3 Energy, Inc.
(formerly NanoDynamics Holdings, Inc.)
(An Exploration Stage Company)
San Isidro, Lima, Peru

We hereby consent to the inclusion in this Registration Statement on Form S-1 Amendment No. 3 dated January 6, 2012 of our report dated October 4, 2011, except for the period from June 24, 2005 (inception of exploration stage) to June 30, 2011, as to which the date is January 6, 2012 relating to the consolidated financial statements for the years ended June 30, 2011 and 2010, respectively, and for the period from June 24, 2005 (inception) through June 30, 2011, included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
January 6, 2012